Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sarah Cavanaugh

Director, Corporate Communications

Point Therapeutics, Inc.

617-933-7508

Point Therapeutics Announces Pricing of Public Offering of Common Stock

Under Shelf Registration Statement

BOSTON, November 22, 2005—Point Therapeutics, Inc. (NASDAQ: POTP) announced today the pricing of 8,050,000 shares of its common stock at $3.00 per share pursuant to an effective shelf registration statement. The net proceeds of the public offering are expected to be approximately $22.2 million. Point has also granted the underwriters in the offering an option to purchase up to an additional 1,207,500 shares of its common stock to cover over-allotments, if any. All shares are being offered by the company. The offering is expected to close on November 28, 2005. Pacific Growth Equities, LLC is the sole bookrunner with CIBC World Markets Corp. acting as a co-lead manager in the offering.

A shelf registration relating to these shares was originally filed with the Securities and Exchange Commission on December 17, 2004 and has since been declared effective by the SEC on January 12, 2005. The offering of these shares of common stock may be made only by means of a prospectus supplement to the prospectus contained in the shelf registration statement, which is also called the base prospectus. Such prospectus supplement, which incorporates the base prospectus, has been filed with the SEC, and is available on the SEC’s website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement relating to the offering may be obtained from Pacific Growth Equities, LLC, c/o Prospectus Department, One Bush Street, Suite 1700, San Francisco, CA 94104, (415) 274-6819.

Certain statements contained herein are not strictly historical and are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the anticipated proceeds from and the closing of the public offering. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as “believes,” “feels,”  “expects,” “may,” “will,” “should,” “seeks,” “plans,” “schedule to,” “anticipates” or “intends” or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point’s Prospectus Supplement filed with the Securities and Exchange Commission on November 22, 2005 and from time to time in Point’s periodic and other reports filed with the Securities and Exchange Commission.

155 FEDERAL STREET, BOSTON, MA 02110   PHONE: (617) 933-2130   FAX: (617) 933-2131   www.pther.com